Exhibit 99.1

Contact: Solar EnerTech Corp. Phone: +86-21-6886-2220 http://www.solarE-power.com	CCG Investor Relations Mr. Mark Collinson, Partner Phone : +1-310-954-1343 Email : mark.collinson@ccgir.com www.ccgirasia.com

For Immediate Release

Solar EnerTech Corp. Announces First Quarter of Fiscal Year 2011 Unaudited Financial Results

Mountain View, CA, February 11, 2011 – Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced unaudited financial results for the first quarter ended December 31, 2010.

First Quarter 2011 Highlights:
•
Revenue for the first quarter 2011 was $15.5 million, composed of $15.3 million in solar module sales and $0.2 million in solar cell sales.  This compares to $17.7 million of sales in the same quarter a year ago, composed of $15.3 million in solar module sales, $1.2 million in solar cell sales and $1.2 million in resale of raw materials.

•
Net income for the first quarter 2011 increased to $5.0 million from a loss of $3.9 million in the first quarter of the prior year.  Net income for the first quarter 2011 included $5.8 million in income from a reversal of payroll related tax accrual and $0.7 million in non-cash stock compensation expenses.

SOLAR MODULES
	Q-1 2011	Q-1 2010	% Increase (Decrease)
Solar Module Shipments	8.0MW	7.9MW	1%
Avg. Selling Price ($ / watt)	$1.91	$1.93	(1%)

Total module shipments increased 1% to 8.0 MW in the first quarter of fiscal year 2011 compared to 7.9 MW in the first quarter of fiscal year 2010.

Revenue for the first quarter of fiscal year 2011 decreased 12% to $15.5 million compared to $17.7 million in the first quarter a year ago. Revenue for the first quarter of fiscal year 2011 was comprised of approximately $15.3 million in solar module sales, of which more than 98% were sold to Europe and Australia, and $0.2 million in solar cell sales. Revenue for the first quarter of fiscal year 2010 was comprised of approximately $15.3 million in solar module sales, $1.2 million in solar cell sales and $1.2 million in resale of raw materials. The decrease in revenue compared to the prior year period was driven by decreases in solar cell and raw material sales as well as the decrease in average selling price for solar modules from $1.93 per watt in the three months ended December 31, 2009 to $1.91 per watt in the three months ended December 31, 2010. The decrease was partially offset by an increase in solar module shipments from 7.9 MW in the three months ended December 31, 2009 to 8.0 MW in the three months ended December 31, 2010.

Gross profit for the first quarter of fiscal year 2011 decreased to $1.1 million compared to $1.9 million in the first quarter of fiscal year 2010. Gross margin for the first fiscal quarter 2011 was 7% compared to 11% in the same prior year period. The decrease in gross profit was primarily due to an increase in raw material prices, specifically silicon wafer prices. Silicon wafer prices increased approximately 24% from RMB 16.0 per piece during the three months ended December 31, 2009 to RMB 19.9 per piece during the three months ended December 31, 2010.

Total operating expenses for the first quarter of fiscal year 2011 was negative $3.4 million, which included $5.8 million in income from a reversal of payroll related tax accrual and $0.7 million in non-cash stock compensation expenses.  Excluding these non-cash items, operating expenses for the first quarter of fiscal year 2011 were $1.7 million, or 11% of total sales. By comparison, total operating expenses for the first quarter of fiscal year 2011 were $2.3 million, which included $0.6 million of non-cash stock compensation expenses.  Excluding this non-cash item, operating expenses for the first quarter a year ago were $1.7 million, or 10% of total sales.

Net income for the first quarter of fiscal year 2011 was $5.0 million, or $0.03 per basic and diluted share, compared to a net loss of $3.9 million, or $0.04 per basic and diluted share, for the same period in fiscal 2010. The net income in the first quarter of fiscal year 2011 primarily resulted from the reversal of payroll related tax accrual.

Leo Shi Young, the Company’s Chief Executive Officer, stated, “We continued to experience strong demand from our customer base for SolarE products during the first quarter of fiscal year 2011. Financial results of this quarter demonstrate the management’s confidence to steer the company towards profitability at a challenging time when market selling prices are falling while material costs continue to rise. The key is the quality that we have maintained and continued to improve for our products, and the capability to meet the increasing demands from our customers in Europe, Australia and the United States.”

“For the quarters to come, we expect to see stronger demand in high-efficiency, high quality products as the solar industry continues to grow more sophisticated. At the same time we are striving to streamline our operations, reduce our costs, and increase our market share,” concluded Mr. Young.

Financial Position

As of December 31, 2010, the Company’s assets included $1.7 million in cash, $6.9 million of accounts receivable, $0.9 million of prepayments primarily for the purchase of raw materials, $5.4 million of inventories on hand and $2.3 million of VAT and other receivables. Additionally, as of December 31, 2010, the Company’s liabilities included $9.7 million of accounts payable, customer advance payments and accrued liabilities and $1.5 million of short-term loans.

As of December 31, 2010, the Company recorded a $1.5 million liability for an outstanding Series B-1 convertible note. The note bears interest at 6% per annum and is due on March 19, 2012.

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic solar energy cell manufacturing enterprise incorporated in the United States with its corporate office in Mountain View, California.  The Company has established a sophisticated 67,107-square-foot manufacturing facility at Jinqiao Modern Technology Park in Shanghai, China. The Company currently has two 25MW solar cell production lines and a 50MW solar module production facility.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to develop higher efficiency cells and to put the results of that research to use in its manufacturing processes.  Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production.  For additional information regarding the Company, please visit http://www.solarE-power.com.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

(Unaudited Financial Statements on Next Page)

Solar EnerTech Corp
Unaudited Consolidated Statements of Operations

	Quarter Ended December 31,
	2010	2009

Sales	$15,507,000	$17,693,000
Cost of sales	(14,391,000)	(15,762,000)
Gross profit	1,116,000	1,931,000

Operating expenses:
Selling, general and administrative	2,351,000	2,218,000
Research and development	69,000	108,000
Gain on debt extinguishment	(32,000)	-
Reversal of payroll related tax accrual	(5,817,000)	-
Total operating (income) expenses	(3,429,000)	2,326,000

Operating income (loss)	4,545,000	(395,000)

Other income (expense):
Interest income	3,000	3,000
Interest expense	(71,000)	(4,425,000)
Gain on change in fair market value of compound embedded derivative	202,000	104,000
Gain on change in fair market value of warrant liability	466,000	921,000
Other expense	(158,000)	(132,000)
Net income (loss)	$4,987,000	$(3,924,000)

Net income (loss) per share - basic	$0.03	$(0.04)
Net income (loss) per share - diluted	$0.03	$(0.04)

Weighted average shares outstanding - basic	160,416,534	88,256,706
Weighted average shares outstanding - diluted	171,351,607	88,256,706

Solar EnerTech Corp
Consolidated Balance Sheets

	December 31, 2010	September 30, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$1,699,000	$6,578,000
Accounts receivable, net of allowance for doubtful account of
$42,000 and $42,000 at December 31, 2010 and September 30, 2010, respectively	6,902,000	6,546,000
Advance payments and other	941,000	1,274,000
Inventories, net	5,392,000	4,083,000
VAT receivable	1,978,000	870,000
Other receivable	340,000	690,000
Total current assets	17,252,000	20,041,000
Property and equipment, net	8,375,000	8,874,000
Other assets	740,000	735,000
Deposits	103,000	102,000
Total assets	$26,470,000	$29,752,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$6,089,000	$7,895,000
Customer advance payment	979,000	2,032,000
Accrued expenses	2,631,000	2,596,000
Accounts payable and accrued liabilities, related parties	-	5,817,000
Short-term loans	1,464,000	1,312,000
Total current liabilities	11,163,000	19,652,000
Convertible notes, net of discount	1,473,000	1,531,000
Derivative liabilities	207,000	422,000
Warrant liabilities	436,000	902,000
Total liabilities	13,279,000	22,507,000

STOCKHOLDERS' EQUITY:
Common stock - 400,000,000 shares authorized at $0.001 par value 171,177,443 and 170,338,954 shares issued and outstanding at December 31, 2010 and
September 30, 2010, respectively	171,000	170,000
Additional paid in capital	98,411,000	97,656,000
Other comprehensive income	2,958,000	2,755,000
Accumulated deficit	(88,349,000)	(93,336,000)
Total stockholders' equity	13,191,000	7,245,000
Total liabilities and stockholders' equity	$26,470,000	$29,752,000